Item 2(k)(5) – Fund Indemnity Agreement

FUND INDEMNITY AGREEMENT

among

WEST RAPTOR HOLDINGS, LLC,

as Shareholder

U.S. BANK NATIONAL ASSOCIATION,

as Service Provider

and

MANDATORY EXCHANGEABLE TRUST

Dated as of June 10, 2016

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FUND INDEMNITY AGREEMENT

FUND INDEMNITY AGREEMENT (this “Agreement”), dated as of June 10, 2016, among West Raptor Holdings, LLC, a Delaware limited liability company (the “Shareholder”), U.S. Bank National Association, a national banking association (the “Service Provider”), for itself in its capacities as Administrator, Custodian, Collateral Agent and Paying Agent for Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of June 1, 2016 (the “Trust Agreement”; such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as the “Trust”), and the Trust.

WITNESSETH:

WHEREAS, the Trust is a trust organized under the laws of the State of New York under and by virtue of the Trust Agreement; and

WHEREAS, the Shareholder desires to make provision for the payment of certain indemnification expenses of the Trust;

NOW, THEREFORE, the parties to this Agreement, intending to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1             Defined Terms.

(a)           Capitalized terms used and not otherwise defined in this Agreement have the respective meanings specified in the Trust Agreement.

(b)           As used in this Agreement, the following terms have the following meanings:

“Affiliate” or “Affiliated” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Law” means any applicable federal, state, local or foreign law, rule, regulation, ordinance, code, directive, Order, authorization or treaty of any Governmental Body and any relevant final administrative or judicial precedent interpreting or applying the foregoing.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C.§§ 101 et seq.

EXECUTION VERSION

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Claimant” has the meaning specified in Section 2.1(b).

“Collateral Agent” means U.S. Bank National Association (or its successor) in its capacity as Collateral Agent under the Collateral Agreement.

“Collateral Agreement” means the Collateral Agreement, dated as of June 10, 2016, among the Shareholder, U.S. Bank National Association, as Collateral Agent, and the Trust.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Indemnification Expenses” has the meaning specified in Section 2.1(a).

“Order” means any order, writ, injunction, decree, judgment, award, determination, direction or demand of any Governmental Body.

“Service Provider” has the meaning specified in the preamble to this Agreement.

“Shareholder” has the meaning specified in the preamble to this Agreement.

“Trust” has the meaning specified in the preamble to this Agreement.

“Trust Agreement” has the meaning specified in the preamble to this Agreement.

Section 1.2             Interpretation.

(a)           When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

EXECUTION VERSION

(d)           Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented, amended, restated or otherwise modified from time to time.

ARTICLE II

PAYMENTS BY THE SHAREHOLDER

Section 2.1             Agreement to Pay Indemnification Expenses.

(a)            The Shareholder agrees to pay to and indemnify the Trust, and hold the Trust harmless from, any expenses of the Trust arising under Sections 2.2(i) or 3.4 of the Administration Agreement, Sections 8.1(a)(v) and 8.9 of the Collateral Agreement, Sections 3.5 or 3.6 of the Custodian Agreement, Section 5.6 of the Paying Agent Agreement, Sections 9(b) and 9(e) of the Purchase Agreement, the last sentence of Section 7.6 and the last sentence of 8.8 of the Trust Agreement (collectively, “Indemnification Expenses”).  Subject to Sections 2.1(b) and (c), the Shareholder shall pay any Indemnification Expense in Federal (immediately available) funds no later than five Business Days after the receipt by the Shareholder, pursuant to Section 2.1(b), of written notice of any claim for Indemnification Expenses.

(b)           The Trustees shall give notice to, or cause notice to be given to, the Shareholder in writing of any claim for Indemnification Expenses or any threatened claim for Indemnification Expenses immediately upon their acquiring knowledge of such claim.  Such written notice shall be accompanied by any demand, bill, invoice or other communication received from any third party claimant (a “Claimant”) in respect of such Indemnification Expense.

(c)           The Trust agrees that the Shareholder may, and the Shareholder is authorized on behalf of the Trust to, contest in good faith with any Claimant any amount contained in any claim for Indemnification Expense, provided that if, within such time period as the Trust shall determine to be reasonable, the Shareholder and such Claimant are unable to resolve amicably any disagreement regarding such claim for Indemnification Expense, the Shareholder shall retain counsel reasonably satisfactory to the Trust to represent the Trust in any resulting proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  It is understood that the Shareholder shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel).  The Shareholder shall not be liable for any settlement of any proceeding that was finalized without its written consent, but if settled with such consent or if there be a final judgment for the Claimant, the Shareholder agrees to indemnify the Trustees and the Trust from and against any loss or liability by reason of such settlement or judgment.

Section 2.2             Condition to Payments.  The Shareholder’s obligations under Section 2.1 shall be subject to the condition that the Trust Securities that are deliverable under the Purchase Agreement at the First Time of Delivery shall have been issued and paid for at the First Time of Delivery.

EXECUTION VERSION
ARTICLE III

CERTAIN AGREEMENTS OF THE SERVICE PROVIDER

Section 3.1             Statements and Reports.

(a)            The Service Provider shall:

(i)            collect and preserve all demands, bills, invoices or other written communications received from third parties in connection with any claim for Indemnification Expenses; and

(ii)           prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith.

(b)           The Shareholder shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

Section 3.2            Amendments to Other Agreements.  The Service Provider agrees that it will not consent to any amendment of the Administration Agreement, the Custodian Agreement, the Paying Agent Agreement or the Collateral Agreement without the prior written consent of the Shareholder.

ARTICLE IV

MISCELLANEOUS

Section 4.1             Term of Agreement.  This Agreement shall continue in effect until the completion of the liquidation of the Trust in accordance with Sections 8.3(a) and 8.3(c) of the Trust Agreement.

Section 4.2             No Assumption of Liability.  By executing this Agreement, none of the Trustees assumes any personal liability hereunder.  The Trust Agreement was executed or made by or on behalf of the Trust by the Trustees as trustees and not individually and the obligations of this Agreement are not binding upon any of them or the holders of the Trust Securities individually but are binding only upon the assets and property of the Trust.

Section 4.3             Non-Petition.  To the fullest extent permitted by Applicable Law, the Service Provider and the Trust agree that, until one year (or, if longer, the applicable preference period then in effect) and one day after the satisfaction in full of all of the payment and delivery obligations of the Shareholder under Section 2.3 of the Forward Purchase Agreement (other than any indemnification, reimbursement or similar obligation that is contingent at the applicable time), it shall not file any petition with respect to the Shareholder under the Bankruptcy Code or any analogous state or foreign law, in any such case seeking or consenting to (i) a determination of bankruptcy or insolvency with respect to the Shareholder, (ii) a liquidation, dissolution, arrangement or similar relief with respect to the Shareholder, (iii) the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Shareholder or for all or any substantial portion of its properties or (iv) other relief that would constitute a bankruptcy with respect to the Shareholder or all or substantially all of its property.

EXECUTION VERSION

Nothing in this Agreement shall preclude, or be deemed to estop, the Service Provider and the Trust (i) from taking any action prior to the expiration of the aforementioned one year (or, if longer, the applicable preference period then in effect) and one day period in (A) any case or proceeding voluntarily filed or commenced by the Shareholder or (B) any involuntary insolvency proceeding filed or commenced by a person other than the Service Provider and the Trust, the Collateral Agent or any Affiliate of the Collateral Agent or (ii) from commencing against the Shareholder or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

Section 4.4             Notices.

(a)            All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including fax or email) and shall be given at the addresses set forth in the following sentence or at such other addresses as may be designated by notice duly given in accordance with this Section 4.4 to each other party hereto.  Until such notice is given,

(i)             notices to the Shareholder shall be directed to:

West Raptor Holdings, LLC
103 Foulk Road, Suite 202
Wilmington, Delaware 19803

Attention:  Nikesh Arora and Alok Sama and Jonathan Bullock
Facsimile No.: (302) 652-8667
Email:  nikesh@softbank.com  and alok@softbank.com, and jb@softbank.com with a copy (which shall be required to constitute notice) to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, CA 94303
Attention:  John L. Savva and Sarah P. Payne
Facsimile No.: (650) 461-5700
Email:  savvaj@sullcrom.com and paynesa@sullcrom.com

(ii)            notices to the Service Provider shall be directed to it at:

U.S. Bank National Association,
Global Corporate Trust Services,
101 N. 1st Avenue, Suite 1600
Phoenix, Arizona 85003

EXECUTION VERSION

Attention:  Mary Ambriz-Reyes (re:  West Raptor Holdings, LLC)

Telephone No.: (602) 257-5430
Facsimile No.: (602) 257-5433
Email:  mary.ambrizreyes@usbank.com

(iii)           notices to the Trust or the Trustees shall be directed to the Trustees at:

Mandatory Exchangeable Trust
850 Library Avenue, Suite 204
Newark, Delaware 19711
Attention:  Donald J. Puglisi, Managing Trustee

Facsimile No.: (302) 738-7210
Email:  dpuglisi@puglisiassoc.com

with a copy (which shall be required to constitute notice) to the Administrator at:

U.S. Bank National Association
Global Corporate Trust Services
101 N. 1st Avenue, Suite 1600
Phoenix, Arizona 85003
Attention:  Mary Ambriz-Reyes
(re:  West Raptor Holdings, LLC)

Telephone No.: (602) 257-5430
Facsimile No.: (602) 257-5433
Email:  mary.ambrizreyes@usbank.com

with an additional copy (which shall not constitute notice) to:

Paul Hastings LLP
875 15th Street, N.W.
Washington, D.C. 20005
Attention:  Wendell M. Faria
Telephone No.: (202) 551-1758
Facsimile No.: (202) 551-0158
Email:  wendellfaria@paulhastings.com

EXECUTION VERSION

(b)           Each such notice given pursuant to Section 4.4(a) shall be in writing and shall be (i) delivered by hand, (ii) delivered by nationally recognized overnight courier, (iii) mailed by registered or certified mail, return receipt requested or (iv) sent by facsimile or email, to the relevant party at its address or facsimile number or email address set forth above or such other address or facsimile number or email address as such party may specify by notice to the other parties in accordance herewith.  Proof of transmission, posting or dispatch of any notice shall be deemed to be proof of receipt:

(i)             in the case of personal delivery, overnight courier or certified or registered mail, on the day of delivery at the address of the relevant party, or if such day is not a Business Day, on the first Business Day thereafter; and

(ii)            in the case of facsimile or email transmission, on the day of such transmission (provided, however, that the sender shall have received oral or written confirmation of receipt by the recipient, such as, in the case of email, by the “return receipt requested” function, as available, return email or other acknowledgement) or, if such day is not a Business Day, on the first Business Day thereafter; but if the result is that a notice would be deemed to be given or made later than 5:00 p.m. (local time in the place of receipt), it will be deemed to have been duly given or made at the start of business on the next Business Day.

Section 4.5             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.6             Severability.  To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions contained in this Agreement unenforceable or invalid.

Section 4.7             Entire Agreement.  Except as expressly set forth in this Agreement, this Agreement, the Trust Agreement, the Administration Agreement, the Collateral Agreement, the Custodian Agreement, the Paying Agent Agreement and the Expense Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 4.8             Amendments; Waivers.  Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9             Non-Assignability.  This Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated by either party without the prior written consent of the other party, and any purported assignment without such consent shall be void.

EXECUTION VERSION

Section 4.10           No Third Party Rights; Successors and Assigns.  This Agreement is not intended and shall not be construed to create any rights in any person other than the parties hereto and their respective successors and assigns and no person, including any holders of the Trust Securities, shall assert any rights as third party beneficiary hereunder.  Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All the covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Service Provider and its successors and assigns.

Section 4.11           Counterparts.  This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement, with the same effect as if the signatures on each such counterpart were upon the same instrument.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Fund Indemnity Agreement to be duly executed and delivered as of the first date set forth above.
THE SERVICE PROVIDER:

U.S. BANK NATIONAL ASSOCIATION

By:
Name: Mary Ambriz-Reyes
Title: Vice President

EXECUTION COPY

THE TRUST:

MANDATORY EXCHANGEABLE TRUST

By:
Donald J. Puglisi, as Managing Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

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EXECUTION COPY

SHAREHOLDER:

WEST RAPTOR HOLDINGS, LLC

By:
Name: Nikesh Arora
Title: Director
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